UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 18, 2013

Cole Credit Property Trust IV, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	333-169533 (1933 Act)	27-3148022
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2325 East Camelback Road, Suite 1100, Phoenix, Arizona 85016
(Address of principal executive offices)
(Zip Code)

(602) 778-8700
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 18, 2013, Cole CCPT IV Acquisitions, LLC, a Delaware liability company, and a wholly-owned subsidiary of Cole Operating Partnership IV, LP (“CCPT IV OP”), the operating partnership of Cole Credit Property Trust IV, Inc. (the “Company”), entered into a purchase agreement (the “Agreement”) with WPV San Jose, LLC (the “Seller”), a Delaware limited liability company, which is not affiliated with the Company, its advisor or affiliates.  Pursuant to the terms of the Agreement, CCPT IV OP agreed to purchase an approximately 510,000 square foot multi-tenant retail building (the “Property”) located in San Jose, California for a purchase price of approximately $205.0 million, exclusive of closing costs. The Property was constructed in 2008 and is approximately 95% leased. The Agreement contains customary representations and warranties and indemnification provisions, including environmental indemnities related to certain environmental restrictions recorded against the Property regarding its use and operation.

Pursuant to the terms of the Agreement, the Company paid a $10.0 million deposit (the “Deposit”), which is currently held by an independent escrow agent.  Upon the consummation of the purchase and sale transaction contemplated by the Agreement, the Deposit will be applied towards the purchase price of the Property.  The Company has a due diligence period ending on February 1, 2013, during which it may terminate the Agreement for any reason at its sole discretion. The Deposit is refundable to the Company if the Agreement is terminated prior to the end of the due diligence period.  After the due diligence period, if the transaction is not consummated as a result of Company’s failure to purchase the Property as required by the Agreement, the Deposit would be paid to the Seller. The acquisition of the Property is expected to be completed on or about March 1, 2013. The purchase of the Property is expected to be funded with a combination of proceeds from the Company’s initial public offering and borrowings from the Company’s revolving bank credit facility or a mortgage loan to be secured by the Property.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 25, 2013	COLE CREDIT PROPERTY TRUST IV, INC.
	By:	/s/ Simon J. Misselbrook
	Name:	Simon J. Misselbrook
	Title:	Senior Vice President of Accounting
Principal Accounting Officer

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